EXHIBIT 12.1

DUKE REALTY LIMITED PARTNERSHIP

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

(in thousands, except ratios)

	Six Months Ended June 30, 2011	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007	Year Ended December 31, 2006
Net income (loss) from continuing operations, less preferred distributions	$4,560	$(40,629)		$(328,413)		$14,080		$102,075	$100,540
Preferred distributions	31,948	69,468		73,451		71,426		58,292	56,419
Interest expense	132,950	239,007		205,789		182,860		159,038	155,998

Earnings (loss) before fixed charges	$169,458	$267,846		$(49,173)		$268,366		$319,405	$312,957

Interest expense	$132,950	$239,007		$205,789		$182,860		$159,038	$155,998
Interest costs capitalized	2,906	11,498		26,864		53,456		59,167	36,260

Total fixed charges	135,856	250,505		232,653		236,316		218,205	192,258
Preferred distributions	31,948	69,468		73,451		71,426		58,292	56,419

Total fixed charges and preferred distributions	$167,804	$319,973		$306,104		$307,742		$276,497	$248,677

Ratio of earnings to fixed charges	1.25	1.07		N/A	(2)	1.14		1.46	1.63

Ratio of earnings to fixed charges and preferred distributions	1.01	N/A	(1)	N/A	(3)	N/A	(4)	1.16	1.26

(1)	N/A - The ratio is less than 1.0; deficit of $52.1 million exists for the year ended December 31, 2010. The calculation of earnings includes $348.3 million of non-cash depreciation expense.

(2)	N/A - The ratio is less than 1.0; deficit of $281.8 million exists for the year ended December 31, 2009. The calculation of earnings includes $322.7 million of non-cash depreciation expense.

(3)	N/A - The ratio is less than 1.0; deficit of $355.3 million exists for the year ended December 31, 2009. The calculation of earnings includes $322.7 million of non-cash depreciation expense.

(4)	N/A - The ratio is less than 1.0; deficit of $39.4 million exists for the year ended December 31, 2008. The calculation of earnings includes $291.9 million of non-cash depreciation expense.